Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (referred to as “Agreement”) is being entered into between Amerisafe, Inc. (“Company”) and Andrew McCray (“Consultant”) with an effective date of October 11, 2023.

In accordance with the following terms and conditions, Company and Consultant agree as follows:

1. Introduction: Company is an insurance company that underwrites and issues workers’ compensation and employer’s liability insurance policies. Company is authorized to do business and does business in multiple states throughout the United States of America. Company, through one or more of its subsidiaries or affiliates, underwrites insurance risks, conducts auditing, manages risks, handles and administers claims, and sells various insurance products. Consultant is familiar with the scope of Company’s business and the operations in which it engages. Company desires to engage Consultant to provide general consulting services in connection with Company’s business operations. Consultant desires to engage his services with Company to provide, on an as needed consulting basis, his expertise in the insurance industry and based on his extensive experience in the insurance industry.

2. Services: Consultant will provide insurance and business consulting services to the Company and for the benefit of the Company. Company will determine, from time to time, the specific consulting, advice or other business services needed from Consultant. This may include, but is in no way limited too, reviewing data, documentation and information, engaging in meetings, preparation of information and documentation, engaging in phone, video or other conferencing and providing other consultation and advice as requested and needed by Company. Consultant agrees that he will diligently, professionally and responsibly perform his services in a competent and skillful manner. Consultant shall not be required to work any designated number of hours, he is not required to regularly report to the Company’s office and he is not required to regularly report on his business activities. Consultant shall make himself reasonably available to Company in order to render services. Consultant will also provide his best good faith efforts in performing services and in promoting the business interests for and on behalf of Company. Although Consultant must perform services in accordance with applicable insurance licensure requirements and insurance regulations, Consultant may use means, methods and techniques established and implemented by Consultant in rendering services.

3. Term: This Agreement shall be for a term of commencing on October 11, 2023 and expiring on December 31, 2024 (the “Term”). This Agreement will not automatically renew. This Agreement will only be renewed or extended by written amendment or by a written contract entered into and signed by the parties.

Company has the right, at any time during the Term, to terminate this Agreement and to disengage Consultant’s services in the event of any breach of this Agreement by Consultant. In the event of the Company’s termination of this Agreement or disengagement of Consultant services in the event of a breach of this Agreement by the Consultant, Company will have no further payment obligations to Consultant and Company will not be obligated to make any consulting fee payments including, but not limited to, any unpaid installments for the remainder of the Term. In the event of breach of this Agreement by Consultant, he expressly waives, releases and discharges Company from any unpaid installments and from any payments for the unexpired Term.

Consultant has the right to terminate this Agreement and to disengage his services for any reason upon giving of thirty (30) days advance notice. In the event of Consultant’s termination of this Agreement or his disengagement of his services upon giving of notice, Company will have no further payment obligations to Consultant and Company will not be obligated to make any consulting fee payments including, but in no way limited to, any unpaid installments for the remainder of the Term. In the event of Consultant’s termination of this Agreement or his disengagement of his services, Consultant expressly waives, releases and discharges Company from any unpaid installments and from any payments for the unexpired Term.

4. Fees and Payment: In exchange for Consultant’s services, Consultant will be paid a monthly consulting fees of $30,294 for the Term under this Agreement:

No additional fees or amounts will be due and payable and each amount represents the entirety of the consulting fees paid under the Term for any and all services rendered by Consultant to Company.

The consulting fee will be due and payable on or by the tenth day of each month.

5. Business Expenses: Unless otherwise provided herein, Consultant shall be solely responsible for any business expenses incurred in the course of his provision of services. Company is under no obligation to reimburse Consultant for any expenses he incurs. Expenses for which Consultant is solely responsible include, but are in no way limited to, the following: travel, meals, entertainment, lodging, supplies, equipment and mileage. Additionally, Consultant shall be solely responsible for the cost associated with any applicable continuing education, conferences, seminars, trade associations and professional associations.

6. Office Equipment: Consultant shall be solely responsible for maintaining his own offices from which he works. Consultant shall be solely responsible for any and all business supplies and equipment necessary for him to render service pursuant to this Agreement.

7. Insurance and Indemnity: Consultant shall be responsible, as his sole cost and expense, of maintaining any and all applicable insurance as determined by him and as related to his consulting services. Company is not obligated to provide coverage to Consultant for any insurance; however, Company has the right, in its sole discretion, to effectuate applicable insurance coverage as related to the services rendered by Consultant.

8. Relationship: Consultant agrees and understands that this is an independent contractor relationship and that he is not an employee of Company. Consultant is responsible for payment of any and all applicable taxes on fees and amounts paid to him pursuant to this Agreement and he represents and warrants that he will comply with any and all applicable tax obligations.

Consultant agrees and represents that he is providing independent business services to Company based on his own experience, training and business pursuits. Consultant has the right to exercise his own independent judgment, discretion and skill in the rendering of his services. Consultant has the right to perform other services for third parties which are not inconsistent with this Agreement and which do not otherwise violate the terms of this Agreement. Company has the right to contract with other independent contractors to provide services. Consultant shall not be entitled to nor be eligible to receive any benefits provided by Company to its employees and including, but not limited to, health benefits, pension, retirement or profit-sharing benefits, deferred compensation, stock option plans, bonuses, long term incentive payments, insurance benefits, vacation and leave benefits or any other employee benefits or insurance and including unemployment compensation benefits or insurance.

9. Confidentiality:

9.01 Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean all business information and trade secrets of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in the Company’s business (other than by the act or acts of any employee or subcontractor not authorized by the Company to disclose such information) and which relates to any of the aspects of the past, present, or future business of the Company. The term “Confidential Information” includes, without limitation: financial information, trade secrets, business information and plans, inside information, computer software, technical information, training materials, presentations, manuals, research and development, product information, processes, customer lists, customer data, pricing information, sales information, marketing information, underwriting information audit information, claims information, risk management information, insurance policies and forms, bid information, job or project information, contracts, e-mails, electronically stored information, contacts (including Microsoft Contacts), paper files, electronic documents (including Microsoft Word, Excel and PDF documents), purchasing information, data processing, processes, formulas, designs, means, compilations, techniques, intellectual property, inventions and improvements, operational methods, protocols, business plans and strategies, market information, insurance information, supplier information, personnel matters and records, and matters that are sensitive, business, proprietary and confidential in nature. Confidential Information also includes the records, files and information generated or maintained by the Company or which are in any way related to any customer, client or account including, but in no way limited to, applications, quotations, bids, renewal and expiration dates, customer contact information, customer financial information, customer payroll information and other customer data and information. Confidential Information also includes, but is not limited to, any other proprietary, confidential, and/or business information or documentation and/or trade secrets of the Company; and any and all items, tangible and intangible, protected and/or set forth in applicable federal and state trade secret laws.

9.02 Prohibitions. With respect to Confidential Information of the Company learned by Consultant, generated by Consultant, obtained by Consultant, received by Consultant, accessed by Consultant, and/or conceived or developed by Consultant in connection with Consultant’s services with the Company, whether before or after the Effective Date of this Agreement, Consultant agrees that, commencing on the Effective Date of this Agreement, and for so long hereafter as any Confidential Information shall remain, wholly or partially, confidential or otherwise protectable:

(a) Consultant shall not use or disclose any such Confidential Information, directly or indirectly, to any person not employed with the Company;

(b) Consultant shall not use any such Confidential Information for the benefit of himself or any other person or entity in any way that may be competitive with, or could be detrimental to, Company; and

(c) Consultant shall exert efforts to maintain the confidentiality and non-disclosure of any such Confidential Information.

(d) Consultant shall return to the Company Confidential Information at any time requested by the Company and upon Consultant’s separation of employment with the Company.

(e) Consultant shall not transmit, image or download Confidential Information to any storage device, non-company computer, any external device or any storage media or medium.

9.03 Notwithstanding anything in this provision, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.04 Additionally, the confidentiality restrictions and obligations set forth herein do not preclude the Employee from providing information, including confidential information, to any federal, state or local regulatory agency or body in connection with any investigation being conducted by such agency or body or in connection with Employee’s report, complaint, testimony or cooperation with any federal, state or local regulatory agency or body. At all times, Employee shall have the right to provide information, testimony and cooperation to any federal, state or local regulatory agency or body, as well as to any federal, state or local governmental agency or body and law enforcement in connection with any complaint or investigation involving Employer or in connection with any administrative or legal proceedings involving Employer.

10. Noncompetition and Nonsolicitation.

10.01 Consultant agrees that during the Term and for a one (1) year period following the Term or the termination of this Agreement or the disengagement of Consultant’s services (the “Restrictive Period”), without the prior written consent of the Company, Consultant shall not, in the Designated Area:

a. Carry on or engage in his own business (as a sole proprietor, corporation, partnership, limited liability company, limited partnership or any other business entity or association) in competition with or similar to the business of the Company.

b. Carry on or engage in a competing business or work similar to or in competition with the business of the Company as an employee, consultant, board member, officer, manager, contractor, subcontractor, consultant, independent contractor, or agent of any other person or entity or in any other capacity with or for any other person or entity.

c. Provide services to any competitor of Company or its subsidiaries or affiliates as an employee, consultant, agent, contractor, subcontractor, independent contractor, officer, member, director, shareholder, manager, partner or in any other capacity.

d. Directly and indirectly solicit the customers and clients of the Company.

e. Accept any business from or service in accounts for any customer or client of the Company.

f. Provide competing business insurance quotes, sell any insurance products or policies, provide insurance consulting or write any insurance to any customer or client of the Company.

g. Acquire or have an interest in, or an option or other right to acquire an interest in, an entity or business which is carrying on or engaging in a competing business with the Company or in a business similar to the Company. The term “an interest” shall include, without limitation, an interest or right as a partner, shareholder, officer, director, member, general manager, principal, limited partner, owner, lender, investor, or trustee.

h. Accept or conduct any business or transactions with any customer of the Company and receive any compensation, remuneration or consideration arising out of, related to or in any way associated with any business arrangement or relationship with any customer of the Company and any other person or entity.

10.02 Definition of Designated Area. The term “Designated Area” shall mean the parishes and counties in the designated states set forth in Exhibit “A” to this Agreement, for which said Exhibit “A” is incorporated herein by reference as if copied in extensio. Consultant acknowledges that the parishes and counties in the referred states where Company does business are readily identifiable and are known by him. Consultant further agrees that the Designated Area and the restrictions contained herein are reasonable in scope and he stipulates and agrees to the enforceability of the restrictions set forth herein and in the Designated Area.

10.03 Nonsolicitation of Employees. Consultant shall not, for a two (2) year period following term or termination of this Agreement or the disengagement of Consultant’s services, directly or indirectly solicit or induce, or attempt to solicit or induce, any employee, agent or consultant of the Company to leave his/her employment or terminate his/her arrangement or relationship with the Company.

10.04 Application. For purposes of this Agreement, the phrases “carry on or engage in,” “a competing business or work similar to or in competition with” and “the business of the Company” shall have the broadest possible meaning and shall include direct and indirect competition and shall include all aspects of the business activities and operations of the Company. For purposes of this Agreement, the term “solicit” includes, but is not necessarily limited to, any and all direct and indirect solicitation of business (by Consultant or through others) and the engagement and communications (through any format or medium) which would in any way facilitate or attempt to generate business, services, work or other business activities with the customer and regardless of who initiates the communication or contact. For purposes of this Agreement, “customer” of the Company includes, but is not necessarily limited to, any customer or account of the Company existing at any time prior to Consultant’s separation of employment or who is doing business or about to do business with Company at any time up to and through the date of Consultant’s separation of employment. A “customer” of the Company also includes any person or entity from whom the Company was attempting to solicit business prior to and through the date of Consultant’s separation of employment. A “customer” also includes any person or entity with whom Consultant has transacted business prior to engaging his services with the Company and who, after Consultant’s engagement of services with the Company, thereafter conducts business with the Company. A “customer” also includes any person or entity with whom the Company transacts business at any time during Consultant’s engagement of services, regardless of who originates the customer or who is responsible for bringing the customer into the Company. These restrictive covenants shall be interpreted in a way so as to provide the broadest possible meaning and application under applicable law and to provide for the greatest possible rights in favor of the Company under applicable law.

10.05 Competitive Business. The restrictions contained in this Section 10 are limited to business and insurance lines that are directly or indirectly competitive with the Company and, in particular, workers’ compensation insurance and employer’s liability insurance. Company and Consultant agree and acknowledge that Company is an insurance company that underwrites and issues workers’ compensation insurance and employer’s liability insurance policies and it is authorized to do business and does business in multiple states throughout the United States of America. Company, through one or more of its subsidiaries or affiliates, underwrites insurance risks, conducts auditing, manages risks, handles and administers claims and sells insurance products and policies as related to workers’ compensation and employer’s liability insurance.

11. Non-Disparagement: Consultant agrees that he will not communicate any disparaging statements about the Company, any of its affiliate companies and subsidiaries or any of the officers, directors, shareholders, employees and agents of the Company and its affiliates and subsidiaries. Additionally, Consultant will not make any misleading, false or inaccurate statements about the Company, affiliate and subsidiary companies and their officers, directors, shareholders, employees, and agents or engage in any communications which may harm the reputation of the Company and its affiliates and subsidiaries, as well as their officers, directors, shareholders, employees, and agents.

12. Remedies: In the event of breach, or threatened or attempted breach, of any provision of this Agreement by Consultant, the parties recognize and acknowledge that such a breach would cause irreparable harm to the Company or that the Company may not have an adequate remedy at law for same and that the restrictive covenants contained herein are “obligations not to do” and that the Company shall not be required to prove irreparable injury in order to obtain injunctive relief in the event of any breach or threatened breach of said restrictive covenants. Consultant further agrees and acknowledges that if there is any such breach or threatened breach of any one or more of the provisions of this Agreement, including the restrictive covenants set forth herein, the Company may, in addition to any other legal or equitable remedies which may be available to it (i) obtain a temporary restraining order, preliminary injunction or permanent injunction to enjoin or restrain Consultant from the breach or threatened breach of any such provision or provisions without the necessity of proving irreparable harm and without the necessity of posting a bond or security; (ii) require Consultant to account for and pay over to Company all compensation, profits, monies, accruals, increments, remuneration and other benefits derived or received by Consultant as a result of any transactions or actions constituting a breach of any provision of this Agreement; and (iii) require Consultant to remit to and reimburse Company for all consulting fees received by him pursuant to this Agreement. In the event of a breach or threatened breach, Consultant waives, releases and discharges Company from any unpaid consulting fees and payments and from any further consulting fees and payments for the unexpired Term and Company shall have no further payment obligations to Consultant. The Company may obtain injunctive relief without the necessity of proving irreparable injury or harm and without having to post a bond or provide security. The Company shall also be entitled to recover any damages, attorney’s fees and costs incurred by it in any legal action or to obtain specific performance of this Agreement. All such remedies in favor of the Company shall be cumulative and shall not be exclusive. In the event that the Company takes any legal action to enforce this Agreement or to remedy any breach of this Agreement, the Company shall be entitled to recover and Consultant shall be liable for all attorney’s fees, costs and expenses incurred by the Company in any such action.

13. Intellectual Property: Company may develop and maintain intellectual property rights in certain property, ideas, processes, techniques, formulas, written works, other protected items, information or property. In addition, Company may develop and maintain patents, trademarks and copyrights on certain items.

During the course of engagement of services with Company, any and all inventions, ideas, discoveries and improvements made or conceived by Consultant are the property of Company. By accepting engagement with Company and by continuing engagement of services with Company, Consultant conveys to Company an exclusive ownership interest in all such property, ideas, inventions, discoveries and improvements. In this regard, any and all such property rights are exclusively assigned, in full, to Company. Consultant agrees to execute any and all documentation requested of or required by Company in order to effectuate these provisions and/or as deemed necessary by Company.

Consultant is required to document and to disclose to Company any and all ideas, inventions, discoveries and improvements made and/or conceived during the course of engagement of services and/or while engaged by Company.

14. Governing Law and Interpretation. This Agreement shall be governed and construed in accordance with the laws of the State of Louisiana. The parties agree that this Agreement has been executed, in whole or in part, in Beauregard Parish, Louisiana and that work and/or services pursuant to this Agreement shall be performed, in whole or in part, in Beauregard Parish, Louisiana. Consultant expressly consents to personal jurisdiction and venue in Beauregard Parish, Louisiana. Company and Consultant jointly participated in the negotiations and drafting of this Agreement. In the event any question of intent or interpretation arises, this Agreement shall be construed as if drafted by both parties.

15. Reformation and Severability. If any court of competent jurisdiction determines that any of the provisions of this Agreement, or any part of any provision, is unenforceable or is otherwise invalid, this Agreement shall be reformed and/or modified and/or severability shall apply in order to make this Agreement otherwise enforceable. With regard to the Designated Area, the parties expressly agree and stipulate that a court may reform and modify the Designated Area if the court determines that the Designated Area is overly broad or otherwise unenforceable so as to enforce the restrictions in each parish and county in each state in which Company is doing business or is actively marketing as set forth in the Company’s Form 10-K on file as of the date of commencement of legal action. In this regard, reformation and severability shall apply to this Agreement.

16. Successors, Assigns and Affiliates: Binding Effect. This Agreement shall be binding upon Consultant’s heirs, successors, assigns, and legal representatives, and shall inure to the benefit of Company’s successors, assigns, parents, subsidiaries, affiliate entities, related entities, predecessors and legal representatives. The Company shall have the right to assign this Agreement. This Agreement and the obligations of Consultant shall also inure to the benefit of Company’s affiliate entities, including parent entities, subsidiaries, related entities, partners, joint ventures and any affiliated entity which shall be considered third party beneficiaries of this Agreement. This includes, but is in no way limited to the following named entities: AMERISAFE, Inc., American Interstate Insurance Company, Silver Oak Casualty, Inc., American Interstate Insurance Company of Texas, Amerisafe Risk Services, Inc., and Amerisafe General Agency, Inc. All successors, assigns and affiliates are deemed third party beneficiaries to the obligations of Consultant, including the confidentiality, intellectual property and the non-compete and non-solicitation restrictions contained herein.

17. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties. This Agreement may not be assigned, in whole or in part, by Consultant. This Agreement supersedes any and all prior and/or contemporaneous agreements between the parties.

18. ACKNOWLEDGMENT. CONSULTANT AGREES THAT HE HAS CAREFULLY READ THIS ENTIRE AGREEMENT AND UNDERSTANDS THE NATURE AND EXTENT OF THE OBLIGATIONS HE IS ASSUMING IN THIS AGREEMENT. HE FURTHER ACKNOWLEDGES THAT HE IS ENTERING INTO THIS AGREEMENT VOLUNTARILY AND WITHOUT COOERCION AND IS DOING SO AFTER CONSULTATION WITH AND/OR AFTER HAVING HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE.

Company:		Consultant:

AMERISAFE, INC.

BY:	/s/ G. Janelle Frost	/s/ AndrewMcCray
	G. Janelle Frost	Andrew McCray
President and Chief Executive Officer

EXHIBIT “A”

Designated Area

The following parishes and counties in the designated states constitute the “Designated Area” for purposes of the Agreement, entered into between the Company and the Employee:

Alabama:

Jefferson, Montgomery

Alaska:

Anchorage, Fairbanks North Star, Kenai Peninsula, Matanuska Susitna

Arkansas:

Nevada, Pulaski

Delaware:

Kent, New Castle

Florida:

Duval, Escambia, Hillsborough, Lee, Martin, Orange, Polk, Pinellas, Sarasota, Seminole, Volusia

Georgia:

Bibb, Chatham, Clarke, Cobb, Dekalb, Fayette, Floyd, Fulton, Gwinnett, Hall, Lowndes, Richmond

Indiana:

Marion

Iowa:

Delaware, Dubuque, Linn

Illinois:

Cook, Du Page, Kane, Madison

Kansas:

Ellis, Johnson

Kentucky:

Jefferson

Louisiana:

Beauregard, Caddo, East Baton Rouge, Jefferson, Lafayette, Lafourche, Orleans

Maryland:

Baltimore

Mississippi:

Forest, Harrison, Hinds, Lincoln, Madison

Minnesota:

Dakota, Hennepin, Olmsted, St. Louis, Sherburne, Ramsey

Missouri:

Jackson, Saint Louis

Nebraska:

Douglas, Lancaster

Nevada:

Clark

New Jersey:

Morris

North Carolina:

Cumberland, Guilford, Iredell, Mecklenburg, Wake

Oklahoma:

Oklahoma, Tulsa

Pennsylvania:

Allegheny, Bucks, Butler, Cambria, Chester, Cumberland, Delaware, Lancaster, Lehigh, Montgomery, Washington, Westmoreland

South Carolina:

Berkeley, Lexington

Tennessee:

Anderson, Hamilton, Knox, Shelby, Williamson

Texas:

Dallas, Harris

Virginia:

Chesterfield, Henrico, Richmond City, Virginia Beach City

Wisconsin:

Milwaukee, Waukesha